FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

DEARBORN CAPITAL MANAGEMENT, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of November 16, 2015, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Dearborn Capital Management, LLC, a Illinois Limited Liability Company (the "Adviser") located at 626 West Jackson Street, Chicago, IL 60661.

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreement between Northern Lights Fund Trust and the Adviser, dated as of December 31, 2012 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the Grant Park Managed Futures Strategy Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before March 2nd (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before December 30th each year, beginning in 2016.

2. The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: _/s/ Andrew Rogers____

Name: Andrew Rogers

Title: President

DEARBORN CAPITAL MANAGEMENT, LLC

By: _/s/ Patrick Meehan_______________________

Name: Patrick Meehan

Title: COO